UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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McIntosh Bancshares, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2003 Annual Meeting of Shareholders of McIntosh Bancshares, Inc., the parent company for McIntosh State Bank and McIntosh Financial Services, Inc. At the meeting, we will report on our performance in 2002 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 22, 2003 at 4:00 p.m. at our office at 210 South Oak Street, Jackson, Georgia 30233 for the following purposes:

1.	To elect two members to the Board of Directors, Class II directors D. Keith Fortson and Thurman L. Willis, Jr., whose terms are to expire in 2006; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 21, 2003 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent as promptly as possible in the envelope provided.

By Order of the Board Of Directors,

/s/ WILLIAM K. MALONE
William K. Malone Chairman of the Board and Chief Executive Officer

April 18, 2003

Jackson, Georgia

McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 22, 2003

Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 21, 2003 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,119,409 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint William K. Malone or James P. Doyle as your representative at the meeting. Mr. Malone and Mr. Doyle, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Malone or Mr. Doyle will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 18, 2003.

PROPOSAL NO. 1:    ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors will expire at the 2004 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
John L. Carter	Dennis Keith Fortson	William K. Malone
William T. Webb	Thurman L. Willis, Jr.	Bailey M. Crockarell

Shareholders will elect two nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2006 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect D. Keith Fortson and Thurman L. Willis, Jr. as Class II directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy to elect Mr. Fortson and Mr. Willis. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Malone or Mr. Doyle will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom has held their present position with the Company for five years unless otherwise stated.

Dennis Keith Fortson—Dr. Fortson was elected to the Board of Directors of the Company upon its formation on October 11, 1990. Dr. Fortson was elected to the Board of Directors of the Bank on November 9, 1989. He serves on the Loan Committee and Audit Committee. He is the owner of D. Keith Fortson, DMD, PC and McIntosh Cottage Antiques.

Thurman L. Willis, Jr.—Mr. Willis has been employed by the Company or its predecessors for 32 years. Mr. Willis was elected to the Board of Directors of the Company on January 30, 1997 and is its President and Chief Operating Officer. He was elected to the Board of Directors of the Bank on August 22, 1996 and serves as President of the Monticello office. He is a member of the Executive Committee, Loan Committee, Asset/Liability Committee and 401(k) & Profit Sharing Administrative Committee. Mr. Willis is a director and President of McIntosh Financial Services. He is also the President of Thurman Willis, Inc., which owns a motel and fast food restaurant.

Set forth below is also information about each of the company’s other directors.

William K. Malone—Mr. Malone has been employed by the Company or its predecessors for the past 27 years. He was elected to the Board of Directors of the Company upon its formation on October 11, 1990, and serves as Chairman of the Board and Chief Executive Officer. He was elected to the Board of Directors of the Bank on January 29, 1976 and serves as Chairman of the Board, Chief Executive Officer and President. He is the Chairman of the Executive Committee, Loan Committee, and 401(k) & Profit Sharing Administrative Committee and serves as a member of the Compliance Committee, and the Asset/Liability Committee. Mr. Malone is also the Chairman of McIntosh Financial Services.

John L. Carter—Mr. Carter was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Carter serves as a member of the Loan Committee, Audit Committee and Asset/Liability Committee. He is the President of C & M Oil Company, Inc., Park Avenue of Jackson, Inc., Carter & White, Inc. and May and Carter Oil Company, Inc.

Bailey M. Crockarell—Dr. Crockarell was elected to the Board of Directors of the Company upon its formation on October 11, 1990. He was elected to the Board of Directors of the Bank on November 9, 1989, serves as Chairman of the Audit Committee and is a member of the Executive Committee and the Loan Committee. Dr. Crockarell is a local dentist.

William T. Webb - Mr. Webb was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Webb serves on the Executive Committee, Loan Committee, Audit Committee and Asset/Liability Committee. He is President of L. C. Webb, Inc., a local grocery store.

Description of Business

General

McIntosh Bancshares, Inc. (the “Company”), a registered bank holding company, was incorporated under the laws of Georgia in 1990 and acquired 100% of the outstanding shares of McIntosh State Bank (the “Bank”) on April 25, 1991. The Bank was incorporated under the laws of Georgia on February 14, 1964. In March 1998 the Company capitalized a wholly owned subsidiary, McIntosh Financial Services, Inc. (“MFS”), which was incorporated under the laws of Georgia on January 8, 1998.

Services

The Bank is a community oriented, full-service commercial bank, serving the Georgia counties of Butts, Jasper, and South Henry through offices in Jackson, Monticello, and Locust Grove. The Bank has five automated teller machines (ATMs). The Bank emphasizes autonomy for each office with decisions made locally. The Bank offers checking, savings, individual retirement, and time deposit accounts, safe deposit boxes, issues ATM and debit cards, conducts wire transfers, and offers internet banking and cash management services. The Bank offers lending services for purposes such as commercial, industrial, real estate, municipal, and leasehold financing as well as offers personal secured and unsecured credit. The Bank provides secondary market financing for conforming residential real estate loans through conventional, Veterans Administration, Federal Housing Administration, or Georgia Residential Financial Administration programs.

MFS offers mutual fund investments, fixed and variable annuities, life, health, and long term care insurance, estate planning, and investment management services. MFS has a separate office in the Bank’s Jackson office.

Loans

The Bank grants both secured and unsecured loans to individuals and businesses. As of December 31, 2002, the Bank’s loan portfolio totaled $175,996,572.

Although the Bank has a diversified loan portfolio, a substantial portion is secured by improved and unimproved real estate which is dependent on the real estate market. As of December 31, 2002, the Bank had a concentration of loans to finance the acquisition, development, and construction (AD&C) of multifamily, commercial, and residential real estate. This AD&C concentration, including associated unfunded commitments, totals $49,475,115 and represents 23.69% of gross loans and unfunded loan commitments. The Bank has established a maximum of 37.50% of gross loans plus unfunded commitments on the AD&C portion of the portfolio.

Lending Policy

Standards for extensions of credit are contained in the Bank’s loan policy. Loans are predominately from borrowers within the Bank’s delineated areas of Butts, Jasper and South Henry counties. Loans are granted to individuals or businesses on either an unsecured or secured basis.

Limits covering the maximum amount of indirect and direct debt to any one borrower, the maximum amount a loan officer may lend, the maximum amount of funds that may be advanced on certain collateral, and the maximum lending authority of the Bank’s loan committee and individual loan officers are contained in the loan policy. The loan policy is reviewed and approved annually by the Bank’s board of directors.

Loan Review and Non-Performing Assets

The Bank contracts with a third party for its loan review. The scope of loan review is to focus on relationships of $300,000 and over, all classified (Substandard and Doubtful) or Watch rated loans, and a sample of the consumer loan portfolio. Also included in the scope of loan review are loan administration matters such as potential violations of law, policy and documentation exceptions, and credit collection efforts. Loan review is conducted quarterly. The results are presented to the Bank’s Audit Committee.

All loans are graded according to an initial risk assessment conducted by the originating loan officer. Thereafter, loan grades may change based on results of the external loan review process or an examination, at the direction of an office President, or if the loan becomes delinquent. The Bank’s practice is to charge-off loans when they become 120 days past due or are rated Loss. The Bank places loans on nonaccrual status once they become 90 days past due. Exceptions may apply if the loan is consumer installment debt or if the loan is secured by a 1-4 family residence and in the process of collection.

Investment Policy

The Bank’s investment policy establishes objectives for the investment portfolio and the guidelines for bank investments. Bank investments provide liquidity to accommodate deposit or loan fluctuations, secure public deposits, and supplement bank earnings consistent with liquidity, interest sensitivity, and credit quality considerations. Provisions of the investment policy address investment authority and oversight, permissible investments, accounting treatment, selection and monitoring of broker/dealers, and unsuitable investment practices. Portfolio composition and performance as well as individual transactions are regularly reviewed by the Bank’s Asset/Liability Committee (ALCO) and the board of directors. The investment policy is reviewed and approved by the Board of Directors annually.

Asset/Liability Management

The Bank’s assets/liabilities, liquidity, and interest rate risk policy establishes an ALCO which is responsible for measuring, monitoring, and managing exposure to adverse interest rate movements. ALCO is composed of the Bank’s CEO, CFO, office Presidents, Chief Credit Officer and two outside directors. The Bank manages exposure to interest rate movements by modeling static gap, economic value of equity (EVE), and earnings at risk.

Liquidity is measured utilizing a calculation accepted by the Bank’s regulatory authorities. A liquidity ratio of 15% or greater and a loan to funding ratio of less than 83% have been approved by the board of directors as suitable measures of liquidity. As of December 31, 2002, the Bank’s liquidity and loan to funding ratios were 15.94% and 80.12%, respectively. As a secondary source of liquidity, the Bank has lines of credit with its correspondent banks and the Federal Home Loan Bank totaling $45.1 million. As of December 31, 2002, $13 million was outstanding under these lines.

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. Most of the revenues of the Company result from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank to the Company, its shareholder. Under DBF regulations, the Bank may not declare and pay dividends out of retained earnings without first obtaining the written permission of the DBF unless such bank meets the following requirements: (i) total classified assets as of the most recent examination of the bank does not exceed 80% of equity capital (as defined by the regulation); (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and (iii) the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The Federal Reserve maintains that a bank holding company must serve as source of financial strength to its subsidiary banks. As a result, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve requirement, the Company may not deem it advisable to provide such assistance. Similarly, the FDIC maintains that insured banks should generally only pay dividends out of current operating earnings and dividends should only be declared and paid after consideration of the bank’s capital adequacy in relation to its assets, deposits, and such other items. The amount available by the Bank to pay the Company in dividends during 2002 and without prior approval of the DBF is $1,286,000. During the year ending December 31, 2002, the Company declared and paid cash dividends totaling $335,882.70, or 10.89% of net earnings.

Employees

At December 31, 2002 the Bank had 87 full time equivalent employees. The Bank is not a party to any collective bargaining agreement.

Market For Common Equity And Related Stockholder Matters

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales prices to the extent known to management. The per share trade prices have been adjusted to reflect a ten percent (10%) stock dividend declared by the Company as of February 15, 2000, increasing the number of issued and outstanding shares of the Company from 814,116 to 895,527, and to reflect a twenty-five percent (25%) stock dividend effected by the declaration of a five-for-four stock split as of February 15, 2001, increasing the number of issued and outstanding shares from 895,527 to 1,119,409.

YEAR 2001	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)

First Quarter	5,575 Shares	$32.00	$28.00
Second Quarter	7,614 Shares	$35.00	$32.00
Third Quarter	2,272 Shares	$35.00	$30.00
Fourth Quarter	19,363 Shares	$35.00	$30.00

YEAR 2002	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)

First Quarter	3,911 Shares	$35.00	$25.00
Second Quarter	2,013 Shares	$32.00	$32.00
Third Quarter	12,511 Shares	$32.00	$32.00
Fourth Quarter	4,868 Shares	$35.00	$32.00

The Company has historically paid dividends on an annual basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by McIntosh State Bank, its wholly-owned subsidiary. The ability of the bank to pay dividends to the Company is restricted by applicable regulatory requirements. See “Supervision and Regulation.” The Company paid an annual dividend of $0.109 per share in 2000, $0.12 in 2001 and an annual dividend of $0.30 per share in 2002 (the 2000 dividend has been adjusted to reflect a 10% stock dividend effected as of February 15, 2000 and a 25% stock dividend effected by the declaration of a five-for-four stock split as of February 15, 2001; the 2001 dividend has also been adjusted to reflect the 25% stock dividend effected as of February 15, 2001).

As of March 31, 2003 there were 1,119,409 shares of the Company’s common stock issued and outstanding held of record by approximately 589 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

In 1998 the Company adopted an incentive stock option plan which authorized the Company to issue to officers and other key employees of McIntosh State Bank options to purchase in the aggregate as many as 35,000 shares of the Company’s common stock. The number of shares so authorized was subject to increase in the event, among other matters, of a stock dividend. As a result of the stock dividends declared by the Company in 2000 and 2001, there are now 48,125 shares of its common stock for which such options may be granted. Options to purchase 30,937.50 shares of its common stock have been issued pursuant to the 1998 Incentive Stock Option Plan as of March 31, 2003.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth the cash and non-cash compensation awarded to or earned by the chief executive officer and for the Company’s three other most highly compensated executive officers whose total salary and bonus exceeded $100,000.00 in 2002. No other officer had a salary and bonus during the fiscal year ended December 31, 2002 that exceeded $100,000.00 for services rendered in all capacities to the Company and the Bank.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARS (#)(1)	LTIP Payouts	All Other Compensation
William K. Malone, Chairman, CEO, President, McIntosh State Bank	2002 2001 2000	175,000 165,000 156,000	24,589 15,950 22,804	114,973.25[2] 101,404.64[2] 62,829.76[2]	— —	— —	— —	— —

Thurman L. Willis, COO, McIntosh State Bank (Monticello)	2002 2001 2000	160,000 156,000 150,000	24,080 12,378 21,374	59,867.00[3] 48,212.86[3] 45,089.15[3]	— —	— —	— —	— —

Bruce E. Bartholomew, President, McIntosh State Bank (Jackson)	2002 2001 2000	115,000 108,000 101,000	16,802 10,300 16,320	29,124.87[4] 27,328.59[4] 22,789.87[4]	— —	— —	— —	— —

James P. Doyle, Sr. Vice President, Chief Financial Officer	2002 2001 2000	105,000 90,000 76,000	16,317 13,584 13,010	20,241.66[5] 18,192.35[5] 13,509.76[5]	— —	— —	— —	— —

1 Represents the split adjusted number of options to purchase common stock granted to each executive pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan. One-fifth of the options vest on each anniversary of the grant, June 19, 1999, and are exercisable at the split adjusted price of $32.73 per share.

2 Includes profit-sharing contributions to employee’s account in the amounts of $14,670.99, $12,063.99, and $8,962.32, in the years 2002, 2001, and 2000, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $69,034.00, $63,860.00, and $26,870.00, for the years 2002, 2001, and 2000, respectively.

3 Includes profit-sharing contributions to employee’s account in the amounts of $13,027.13, $12,063.99, and $8,962.32, in the years 2002, 2001, and 2000, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $22,002.00, $16,671.00, and $15,470.00, for the years 2002, 2001, and 2000, respectively.

4 Includes profit-sharing contributions to employee’s account in the amounts of $9,429.62, $8,889.47, and $6,190.34, in the years 2002, 2001, and 2000, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $6,916.00, $6,419.00, and $5,956.00, for the years 2002, 2001, and 2000, respectively.

5 Includes profit-sharing contributions to employee’s account in the amounts of $8,777.14, $7,614.76, and $4,989.42, in the years 2002, 2001, and 2000, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $2,257.00, $2,094.00, and $1,943.00, for the years 2002, 2001, and 2000, respectively.

The following table sets forth for each of the named executive officers the fiscal year-end value of unexercised stock options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Value Realized (#)	Number of Securities Underlying Unexercised Options/SARS at FY-End (#) (Exercisable/Unexercisable)	Value of Unexercised in-the-money options/SARs at FY-End (Exercisable/Unexercisable)
(a)	(b)	(c)	(d)	(e)

William K. Malone, CEO	0	0	8,250/5,500	0

Bruce E. Bartholomew, President, McIntosh State Bank (Jackson)	0	0	2,062.5/1,375	0

Thurman L. Willis, President, McIntosh State Bank (Monticello)	0	0	6,187.5/4,125	0

James P. Doyle Sr. Vice President, Chief Financial Officer	0	0	2,062.5/1,375	0

1Determined by multiplying the number of option shares by the difference between the current market value of $32.00 per share and the exercise price of $32.73 per share.

Each director of the Company is paid $600.00 for each meeting of the Board of Directors, regardless of whether that meeting is attended. Each committee member is also paid $100.00 for each committee meeting attended.

The Bank has entered into change in control agreements with William K. Malone, Bruce E. Bartholomew, James P. Doyle and Thurman L. Willis. Each of the agreements provides that in the event the employee is terminated within a specified period of time following the merger, acquisition or other change in control of either the Company or the Bank, other than for cause or the employee’s disability, retirement or death, or in the event the employee terminates the employment for reasons specified in the agreement, the employee shall be paid the salary, bonuses and benefits provided for during his employment for the balance of that period. For Messrs. Malone and Willis the benefits are for a period of two (2) years; for Messrs. Doyle and Bartholomew the benefits are payable for a period of one (1) year. The agreement with Mr. Doyle was entered into on June 17, 1999; the agreements with the other employees were entered into on March 12, 1998. Each agreement is for an initial term of three (3) years, and is subject to being renewed by the Board of Directors in its discretion for consecutive one (1) year terms. The agreements are presently in effect with each of the four identified employees.

Security Ownership of Certain Beneficial Owners and Management

General

The following table sets forth, as of March 31, 2003, persons or groups who are known by the Company to own more than five percent (5%) of its common stock, and also sets forth, as of that same date, common stock ownership by directors and executive officers of the Company. Other than as noted below, management knows of no person or group that owns more than five percent (5%) of the outstanding shares of the Company’s common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP[1]	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING

RUFUS ADAMS 609 McDonough Road Jackson, Georgia 30233	108,940[2]	9.73%

BRUCE E. BARTHOLOMEW 448 Fox Hollow Wood Jackson, Georgia 30233-2712	2,763[3]	—[4]

JOHN L. CARTER P.O. Box 949 Jackson, Georgia 30233	5,342	—[4]

BAILEY M. CROCKARELL P.O. Box 586 Jackson, Georgia 30233-0586	14,644[5]	1.31%

JAMES P. DOYLE 188 Buttrill Court Jackson, Georgia 30233-5456	2,605[6]	—[4]

1Includes shares of common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise control voting and investment power.

2Includes 7,791 shares owned by Mr. Adams’ spouse, with respect to which Mr. Adams disclaims beneficial ownership, and 45,375 shares owned by Rufus Adams Family Limited Partnership.

3Includes options to purchase 2,063 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

4Less than one percent (1%) of the common stock outstanding.

5Includes 7,322 shares owned by Mr. Crockarell’s spouse, beneficial ownership of which is disclaimed by Mr. Crockarell.

6Includes options to purchase 2,063 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

DENNIS KEITH FORTSON 333 Fox Hollow Wood Jackson, Georgia 30233-2709	17,138[7]	1.53%

WILLIAM K. MALONE P.O. Box 932 Jackson, Georgia 30233	21,247[8]	1.90%

SHAPARD FAMILY 546 South Hill Street Griffin, Georgia 30223	114,446[9]	10.22%

ARTHUR E. STODGHILL, SR. 545 Woodland Way Jackson, Georgia 30233-2625	60,646	5.42%

WILLIAM T. WEBB P.O. Box 33 Jackson, Georgia 30233	60,964[10]	5.45%

THURMAN L. WILLIS, JR. 1029 Maddox Street P.O. Box 415 Monticello, Georgia 31064	25,258[11]	2.26%

All Directors and Executive Officers as a Group (8 persons)	149,961	13.18%

7Includes 4,322 shares held by Dr. D. Keith Fortson as custodian for minor children.

8Includes 1,238 shares owned by Mr. Malone’s spouse, either individually or as custodian for minor children. Mr. Malone disclaims beneficial ownership of all such shares. Also includes options to purchase 8,250 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

9The Shapard family consists of Emily Shapard King, Sally Shapard Peek, and William H. Shapard, Jr., siblings. Each of those individuals owns 27,711 shares in his or her own name. In addition, the listed total includes 31,313 shares owned by the W. H. Shapard Grandchildren’s Trust, of which Emily Shapard King, Sally Shapard Peek and William H. Shapard, Jr. are trustees. Emily Shapard King, Sally Shapard Peek, and William H. Shapard, Jr. and W. H. Shapard Grandchildren’s Trust each disclaims beneficial ownership of those shares not titled in their respective names.

10Mr. Webb owns all of his shares jointly with other family members.

11Includes 1,100 shares owned by Mr. Willis’ minor children. Also includes options to purchase 6,188 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2002, the Board of Directors of the company held eight meetings and the Board of Directors of McIntosh State Bank held twelve meetings. All of the directors of the company and McIntosh State Bank attended at least 92% of the aggregate of such board meetings and the meetings of each committee on which they served.

The audit committee met six times in 2002. The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditor the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in McIntosh Bancshares, Inc.’s Annual Report on Form 10-KSB for filing with the Commission.

The names of each member of McIntosh Bancshares, Inc.’s audit committee are: Bailey M. Crockarell, D. Keith Fortson, John L. Carter, and William T. Webb. Mr. Crockarell serves as Chairman of the audit committee. The Board of Directors has adopted a written charter for the audit committee, which is reviewed and reassessed for adequacy on an annual basis. A copy of the audit committee’s written charter is included as Appendix A to this proxy statement.

The Company has an audit committee of the Board of Directors, which is comprised of four independent members, as defined by the National Association of Securities Dealers, Inc. (“NASD”). The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The Executive Committee is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The names of each member are: William K. Malone, Chairman, Thurman L. Willis, Jr., William T. Webb and Bailey M. Crockarell.

The company does have a nominating committee whose members are John L. Carter, Chairman, William T. Webb, Bailey M. Crockarell and William K. Malone.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors, to their family members, and to certain entities in which they have an interest. However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest. As of December 31, 2002 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $2,716,031. The total outstanding indebtedness to directors and executive officers, as of December 31, 2002, was $2,855,907. In addition, the Bank leases property from Director John L. Carter, through his company, May & Carter Oil Company, for the following:

•    Bank sign at 207 W. Third Street, Jackson, Georgia with payments of $1,500.00, $3,000.00, and $3,000.00 for the years 2000, 2001, and 2002, respectively.

•    Bank ATM at 632 E. Third Street, Jackson, Georgia with payments of $5,135.00, $5,209.00, and $5,730.00 for the years 2000, 2001, and 2002, respectively.

The Company and McIntosh State Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and McIntosh State Bank and their affiliates. It is the Company’s policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or McIntosh State Bank. Loans to individual directors and officers must also comply with McIntosh State Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Legal Proceedings

The Bank is from time to time involved in various legal actions arising from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial condition. Neither the Bank nor the Company is a party to any proceeding to which any director, officer or affiliate of the issuer, any owner of more than five percent (5%) of its voting securities is a party adverse to the Bank or the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2002 and Form 5 and amendments thereto furnished to the Company during 2002, no person who, at any time during 2002, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2002 fiscal year or previously.

Independent Auditors

The company has selected the firm of Porter Keadle Moore, LLP to serve as the independent auditors to the Company for the year ending December 31, 2003. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Porter Keadle Moore, LLP on accounting and financial disclaimer in 2002.

During fiscal year 2002, the Company retained its principal auditor, Porter Keadle Moore, LLP, to provide services in the following categories and amounts:

Audit Fees	$39,855
Financial I.S.D. and Implementation Fees	$ 0
All other Fees	$37,866
Total	$77,721

Shareholder Proposals for the 2003 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2004 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 17, 2003. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: SHEILA R. BAKER, MCINTOSH BANCSHARES, INC., 210 SOUTH OAK STREET, JACKSON, GEORGIA 30233.

April 18, 2003

APPENDIX A

McINTOSH BANCSHARES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission. The Board shall appoint the members of the Audit Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.    Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.    Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.    Review and approve all critical accounting policies as proposed by management and the independent auditor and made in connection with the preparation of the Company’s financial statements.

4.    Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q.

5.    Review and approve reports by the Company’s CEO and CFO regarding all significant deficiencies in the design or operation, or other material weaknesses, of the Company’s internal controls.

6.    Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7.    Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.    Review and approve engagement letters for the independent audit, internal audit, and other permitted nonaudit related services conducted for the Company.

9.    Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10.    Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11.    Review the appointment of the Company’s internal auditing executive.

12.    Review reports to management prepared by the Company’s internal auditor and management’s responses.

13.    Review and approve the Company’s internal audit plan as proposed by the internal auditor including any proposed changes.

14.    Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15.    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

16.    Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

17.    Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18.    Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

19.    Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.    Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

21.    Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Procedures must ensure the confidentiality or anonymity of the complainant.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

MCINTOSH BANCSHARES, INC.

to be held on May 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints William K. Malone and James P. Doyle, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of McIntosh Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at 210 South Oak Street, Jackson, Georgia 30233, on May 22, 2003 at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the two identified Class II directors to serve on the Board of Directors each for three-year terms.

1.    PROPOSAL to elect the two identified Class II directors to serve for three-year terms.

☐ D. Keith Fortson	☐ Thurman L. Willis, Jr.

Dated:                                                                                              , 2003

Signature of Shareholder

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Signature of Shareholder

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Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.